UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 8, 2007

eXegenics Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-26648	75-2402409
(Commission File Number)	(IRS Employer Identification No.)

1250 Pittsford-Victor Road, Building 200, Suite 280, Pittsford, New York	14534
(Address of Principal Executive Offices)	(Zip Code)

(585) 218-4368
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3 - Securities and Trading Markets

Item 3.02. Unregistered Sales of Equity Securities

At the special meeting of stockholders of eXegenics Inc. held on Thursday, February 8, 2007 (the “Special Meeting”), the stockholders of eXegenics approved the sale of 19,440,491 shares of eXegenics common stock pursuant to the stock purchase agreement dated August 14, 2006, as amended as of November 30, 2006 (the “Stock Purchase Agreement”), among eXegenics and the investors identified in Exhibit A thereto (the “Investors”) in consideration of an initial aggregate purchase price of $8,613,000, which purchase price is subject to adjustment based on eXegenics stockholders’ equity on the closing of the stock sale. The stock sale transaction was consummated on Friday, February 9, 2007 (the “Closing Date”). The information contained in Item 8.01 below concerning the stock grants to John A. Paganelli and Robert Baron is incorporated herein by reference in response to this Item 3.02. The shares of eXegenics common stock were offered and sold in reliance upon an exemption from registration under Section 4(2) of the Securities Act of 1933 (the “Securities Act”) for “transactions by an issuer not involving a public offering” and Rule 506 or Regulation D of the Securities Act.

On February 9, 2006, eXegenics issued a press release announcing the consummation of the stock sale; a copy of that press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Section 5 - Corporate Governance and Management

Item 5.01. Changes in Control of Registrant

The information contained in Item 3.02 above is incorporated herein by reference in response to this Item 5.01.
Each Investor paid his, her or its portion of the aggregate purchase price for the shares of eXegenics common stock purchased under the Stock Purchase Agreement by wire transfer, in immediately available funds, to eXegenics on the Closing Date.

On the Closing Date, 19,440,491 shares of eXegenics common stock were sold to the Investors identified below:

			Percent of all
			voting securities
		Number	of eXegenics
		of shares	immediately after
Purchaser	Purchase Price	purchased	the stock sale (1)

The Frost Group, LLC	$6,863,000.00	15,490,546	41.27%
New Valley, LLC	1,000,000.00	2,257,110	6.01%
RFJM Partners, LLC	100,000.00	225,711	*
MZ Trading LLC	50,000.00	112,856	*
E Encore Atlantic Fund, LLC	200,000.00	451,422	1.20%
Joseph E. and Diane DeLuca	125,000.00	282,139	*
Robert Sudack	50,000.00	112,856	*
Ronnie Rosenstock	50,000.00	112,856	*
Marie V. Wolf	175,000.00	394,995	1.05%
* Less than 1%

(1) Calculated on the basis of 36,531,592 shares of common stock and 1,002,017 shares of Series A preferred stock outstanding as of February 9, 2007.
________________

As of the closing of the stock sale (the “Closing”), The Frost Group LLC and New Valley, LLC, together with the other Investors own 51% of eXegenics common stock on a fully diluted basis, representing approximately 51% of the voting power of eXegenics outstanding capital stock.

Each of the Investors have entered into a voting agreement pursuant to which the Investors have agreed to vote his, her or its shares of eXegenics common stock for the election of John Paganelli and Robert Baron as directors of eXegenics. The voting agreements continue for a period of three years from the Closing Date.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) Effective as at the Closing (as that term is defined in the Stock Purchase Agreement) of the stock sale and as contemplated under the Stock Purchase Agreement, Robert Benou and David Lee Spencer resigned from the board of directors of eXegenics.

(d) On February 9, 2007, as contemplated under the Stock Purchase Agreement, Mr. Steven D. Rubin, Jane Hsiao and Subbarao Uppaluri were elected directors of eXegenics. Each of Messrs. Rubin and Uppaluri and Jane Hsiao are members of The Frost Group, LLC, an Investor under the Stock Purchase Agreement; each of Messrs. Rubin and Uppaluri owning less than 1% and Jane Hsiao owning 17% of the membership interest of The Frost Group, LLC.

(e) The information contained in Item 8.01 below concerning the stock grants to John A. Paganelli and Robert Baron is incorporated herein by reference in response to this Item 5.02(e).

Section 8 - Other Events

Item 8.01. Other Events.

In addition to the approval of the stock sale described above in Item 3.02, the stockholders of eXegenics approved (i) an amendment to the certificate of incorporation of eXegenics to increase the number of authorized shares of eXegenics common stock, par value $.01 per share, from 30,000,000 shares to 225,000,000 shares and (ii) the grant of 50,000 shares of eXegenics common stock to each of John A. Paganelli, chief executive officer, secretary and chairman of the board of directors of eXegenics, and Robert Baron, a director of eXegenics, in consideration of their services to the business opportunities search committee of the board of directors. The stock grants were contingent upon, among other things, the approval of the eXegenics stockholders.

The amendment to the certificate of incorporation of eXegenics was filed with the Secretary of State of the State of Delaware on Friday, February 8, 2007.

Section 9 - Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release of eXegenics Inc. dated February 9, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

eXegenics Inc.

February 9, 2007	By:	/s/ John A. Paganelli
John A. Paganelli, Chairman of the
Board, Chief Executive Officer
(Interim) and Secretary (Principal Executive Officer)